Exhibit 19.1

ELOXX PHARMACEUTICALS, INC.
INSIDER TRADING POLICY

1.
Purpose. This Insider Trading Policy (this “Policy”) provides guidelines with respect to transactions in the securities of Eloxx Pharmaceuticals, Inc. (the “Company”) and the handling of confidential information about the Company and the companies with which it does business. Federal laws and regulations prohibit trading in the securities of a company while in possession of material nonpublic information and in breach of a duty of trust or confidence. These laws and regulations also prohibit anyone who is aware of material nonpublic information from providing this information to others who may trade. The Company requires its personnel to comply at all times with federal laws and regulations governing insider trading. Violating such laws and regulations can undermine investor trust, harm the reputation and integrity of the Company, and result in dismissal from the Company or even serious criminal and civil charges against the individual and the Company. The Company reserves the right to take disciplinary or other measure(s) it determines in its sole discretion to be appropriate in any particular situation, including disclosure of wrongdoing to governmental authorities. The Company’s Board of Directors (the “Board”) has adopted this Policy to promote compliance with U.S. federal and state securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing such material nonpublic information to other persons who may trade on the basis of that information, commonly known as “tipping.”
2.
Persons Subject to the Policy. This Policy applies to all directors, officers and other employees of the Company and its subsidiaries. For purposes of this Policy, "officers" refer to those individuals who meet the definition of "officer" under Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information about the Company. Any such other persons will be notified by the Compliance Officer (as referenced below) of the Board’s determination.

This Policy also applies to transactions by: (i) your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), (ii) anyone else who lives in your household (including spouses and domestic partners), (iii) any family members who do not live in your household but whose transactions in Company Securities (as defined below) are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities, and (iv) any entities controlled by you, including any corporations, limited liability companies, partnerships or trusts (collectively "Other Covered Persons"); provided, however, that this Policy does not apply to any entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws. You are responsible for the transactions of these other

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persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account.

3.
Transactions Subject to the Policy. This Policy applies to transactions in the Company’s securities (“Company Securities”), including the Company’s common stock, options to purchase common stock, restricted stock units or any other type of securities that the Company may issue, including, but not limited to, preferred stock, convertible debt and warrants.
4.
Individual Responsibility. Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to refrain from engaging in transactions in Company Securities while in possession of material nonpublic information about the Company. Each individual is responsible for ensuring that he or she, and each Other Covered Person whose transactions are subject to this Policy, as discussed above, complies with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”
5.
Administration of the Policy. The Company’s Chief Financial Officer or such officer as is designated by the Chief Executive Officer shall serve, in consultation with the Chief Executive Officer, as the Compliance Officer for the purposes of this Policy. In the absence of the Compliance Officer, another employee designated by the Compliance Officer (or, if the Compliance Officer is unavailable, by the Chief Executive Officer) shall be responsible for administration of this Policy. All determinations and interpretations by the Compliance Officer or his or her delegate shall be final.
6.
Statement of Policy. It is the policy of the Company that a director, officer or other employee of the Company or its subsidiaries who is aware of material nonpublic information relating to the Company may not directly or indirectly through Other Covered Persons:
·
engage in transactions in Company Securities, except as otherwise specified in this Policy under the section “Exempt Transactions”;
·
purchase, sell, gift or otherwise transfer any Company Securities while in possession of material nonpublic information, except as otherwise specified in this Policy under the section “Exempt Transactions”;
·
purchase, sell, gift or otherwise transfer any security of any other company, including a customer, supplier, business partner, or an economically-linked company, such as a competitor or peer company, while in possession of material nonpublic information obtained in connection with employment by or service to the Company (to the extent there is a reasonable likelihood that such information

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would be considered important to an investor in making an investment decision in such other company);
·
directly or indirectly communicate material nonpublic information to anyone outside the Company unless in accordance with the Company's policies regarding the protection or authorized external disclosure of confidential information;
·
directly or indirectly communicate material nonpublic information to anyone within the Company except on a need-to-know basis; or
·
assist anyone engaged in the above activities in contravention of this Policy.

There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

7. Definition of Material Nonpublic Information.

7.1. Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight.

While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

·
projections of future earnings or losses, or other financial guidance;
·
changes to previously announced financial guidance, or the decision to suspend financial guidance;
·
a pending or proposed merger, acquisition or tender offer;
·
a pending or proposed acquisition or disposition of a significant asset;
·
a pending or proposed joint venture or licensing agreement;
·
a Company restructuring;
·
significant related party transactions;
·
a change in dividend policy, the declaration of a stock split or an offering of additional securities;

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·
important business developments, such as developments regarding strategic collaborations;
·
bank borrowings or other financing transactions out of the ordinary course;
·
the establishment of a repurchase program for Company Securities;
·
a change in the Company’s cost structure;
·
major marketing changes;
·
a change in management;
·
a change in auditors or notification that the auditor’s reports may no longer be relied upon;
·
pending or threatened significant litigation, or the resolution of such litigation;
·
cybersecurity or data security incidents;
·
significant regulatory developments;
·
results of clinical trials;
·
timelines for expected launches of new products or for new indications;
·
impending bankruptcy or the existence of severe liquidity problems;
·
the gain or loss of a significant supplier; and
·
the imposition of a ban on trading in Company Securities or the securities of another company.

7.2. Nonpublic Information. Information is "nonpublic" if it is not available to the general public. In order for information to be considered "public," it must be widely disseminated in a manner that makes it generally available to investors in a Regulation FD-compliant method, such as through a press release, a filing with the U.S. Securities and Exchange Commission (the "SEC"), or a Regulation FD-compliant conference call. The Compliance Officer shall have sole discretion to decide whether information is public for purposes of this Policy. The circulation of rumors, even if accurate and reported in the media, does not constitute public dissemination. By contrast, information would generally not be considered widely disseminated if it is available only to the Company’s employees.

Once information is widely disseminated, it is still necessary to afford the investing public sufficient time to absorb the information. Generally, the passage of two full trading days following release of the information to the public is a reasonable waiting period before such information is deemed to be public. A "trading day" is a day on which U.S. national stock exchanges are open for trading. For example, if the Company announces financial results before 9:30 a.m. Eastern Time on Monday, the first time a director, officer or employee can buy or sell Company Securities is after the close of trading on Tuesday

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Exhibit 19.1

(assuming he or she is not aware of other material nonpublic information relating to the Company at that time). If the Company announces financial results after 9:30 a.m. Eastern Time on Monday, the first time a director, officer or employee can buy or sell Company Securities is after the close of trading on Wednesday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

8. Exempt Transactions. This Policy does not apply to the following transactions, except as specifically noted:

8.1. Stock Option Exercises. This Policy does not apply to the exercise of a stock option acquired pursuant to a Company equity incentive plan or to a transaction in which a person has elected to have the Company withhold shares subject to an option award to satisfy tax withholding requirements. This Policy does, however, apply to any sale of shares as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of or taxes associated with an option.

8.2. Restricted Stock and Similar Awards. This Policy does not apply to the vesting of restricted stock, the settlement of restricted stock unit or similar awards, or to a transaction in which you elect to have the Company withhold shares to satisfy tax withholding requirements upon the vesting of any restricted stock or the vesting or settlement of any restricted stock unit. The Policy does apply, however, to any market sale of restricted stock or other Company Securities received upon the settlement of any restricted stock unit or similar award.

8.3. "Sell-to-Cover" Transactions. This Policy does not apply to "sell-to-cover" transactions pursuant to a non-discretionary policy adopted by the Company that is intended to facilitate the payment of withholding taxes associated with vesting of equity awards (other than stock options).

8.4 Transactions with the Company. Any purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.

8.5 Gifts. Bona fide gifts are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company Securities while the officer, employee or director is aware of material nonpublic information.

8.6 Partnership Distributions. Nothing in this Policy is intended to limit the ability of an investment fund, venture capital partnership or other similar entity with which a director is affiliated to distribute Company Securities to its partners, members, or other similar persons. It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances, and applicable securities laws.

8.6 Mutual Funds. In addition, transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy.

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Exhibit 19.1

9.
Special and Prohibited Transactions. The Company has determined that the following transactions present a heightened legal risk and the potential appearance of improper or inappropriate conduct. It is therefore the Company’s policy that any person covered by this Policy may not engage in any of the following transactions:

9.1. Short-Term Trading. Short-term trading of Company Securities may be distracting to the person trading and may unduly focus the person on the Company’s short-term performance instead of the Company’s long-term business objectives. For these reasons, and in accordance with Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any director or executive officer of the Company who purchases Company Securities may not sell any Company Securities of the same class during the six months following the purchase (or vice versa).

9.2. Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value and therefore might signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Exchange Act prohibits executive officers and directors from engaging in short sales. Short sales arising from certain types of hedging transactions are also governed by the paragraph below captioned “Hedging Transactions.”

9.3. Publicly Traded Options. Given the relatively short term of publicly traded options, transactions in options may create the appearance that a director, officer or employee is trading based on material nonpublic information and focus such person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities on an exchange or in any other organized market, are prohibited by this Policy.

9.4. Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, directors, officers and employees are prohibited from engaging in any such transactions.

9.5. Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, directors, officers and other employees are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan.

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9.6. Standing and Limit Orders. Standing and limit orders (except standing and limit orders under Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations, similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities other than pursuant to Rule 10b51 Plans. If a person subject to this Policy determines that they must use a standing order or limit order, that person must contact the Compliance Officer for clearance to place the order.

10. Rule 10b5-1 Plans. Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. The restrictions in this Policy, except for provisions set forth in the "Special and Prohibited Transactions" section, do not apply to transactions under a trading plan (a "Rule 10b5-1 Plan") that satisfies either: (a) the conditions of Rule 10b5-1; or (b) the elements of a non-Rule 10b5-1 trading arrangement as defined in Item 408(c) of Regulation S-K; and the Compliance Officer has pre-approved. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 Plan that meets certain conditions specified in the rule. If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with this Policy, a Rule 10b5-1 Plan must be approved by the Compliance Officer and meet the requirements of Rule 10b5-1. A Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

Rule 10b5-1 Plans will be considered by the Compliance Officer on a case-by-case basis. Any Rule 10b5-1 Plan must be submitted to the Compliance Officer for approval at least five days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required. The Compliance Officer may impose such other conditions on the implementation and operation of a Rule 10b5-1 Plan as the Compliance Officer deems necessary or advisable. An individual may only modify a Rule 10b5-1 Plan outside of a blackout period and, in any event, when the individual does not possess material nonpublic information. Modifications to and early terminations of a Rule 10b5-1 Plan are subject to pre-approval by the Compliance Officer. The Company also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Rule 10b5-1 Plan if the Compliance Officer or the Board, in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company.

Compliance of a Rule 10b5-1 Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Rule 10b5-1 Plan are the sole responsibility of the person initiating the Rule 10b5-1 Plan, and none of the Company, the Compliance Officer, or the Company's other employees assumes any liability for any delay in reviewing and/or refusing to approve a Rule 10b5-1 Plan submitted for approval, nor the legality or consequences relating to a person entering into, informing the Company of, or trading under, a Rule 10b5-1 Plan.

11.
Post-Termination Transactions. This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in

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possession of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material.
12.
Consequences of Violations. The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company Securities, is prohibited by U.S. federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities, as well as foreign regulatory authorities. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. In addition to the formal sanctions summarized above, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

13.
Company Assistance. Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Compliance Officer.
14.
Certification. All persons subject to this Policy must certify their understanding of, and intent to comply with, this Policy.
15.
Blackout Periods and Pre-Clearance Procedures. The Company will notify certain individuals if they are subject to the additional blackout periods and pre-clearance procedures outlined in the Addendum to this Policy.

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Exhibit 19.1

ADDENDUM TO INSIDER TRADING POLICY

OF

ELOXX PHARMACEUTICALS, INC.

The Company has established additional procedures to assist in the administration of its Insider Trading Policy (the “Policy”) in order to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information and to avoid the appearance of any impropriety. These additional procedures are applicable only to the Company’s directors, officers subject to Section 16 of the Securities Exchange Act of 1934, as amended (“officers”), and other persons who, because they are in a position to routinely become aware of material nonpublic information, are periodically designated by the Compliance Officer as being subject to these procedures. The Compliance Officer will notify those individuals who are subject to this Addendum. All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Policy.

Each person who is subject to this Addendum is responsible for making sure that he or she, and each family member, household member or entity whose transactions are subject to the Policy, as discussed in the Policy, complies with this Addendum. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer or any other person does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

16. Pre-Clearance Procedures. Directors, officers and other persons who are designated by the Compliance Officer as being subject to this Addendum, as well as their family members and other related persons and entities specified in the “Persons Subject to the Policy” section of the Policy, may not engage in any transaction in Company Securities at any time, even if not subject to a Blackout Period (as defined below), without first obtaining pre-clearance of the transaction from the Compliance Officer. A request for pre-clearance should be submitted to the Compliance Officer at least two trading days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Compliance Officer. The requestor should also indicate whether he or she has effected any “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5, if applicable. The requestor should also be prepared to comply with SEC Rule 144 and file a Form 144, if necessary, at the time of any sale. After receiving clearance to engage in a trade from the

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Compliance Officer, the requestor must complete the proposed trade within two trading days or make a new trading request.

17.
Quarterly Trading Restrictions. Directors, officers and other persons subject to this Addendum may not engage in any transaction in Company Securities (other than as specified below under the heading “Exceptions”) during a blackout period (“Blackout Period”). The quarterly Blackout Period begins on the 15th day of the last month of each fiscal quarter (including fiscal year end) and ends after completion of the second full trading day after the public release of the Company’s earnings results for that quarter (including fiscal year end). A "trading day" is a day on which U.S. national stock exchanges are open for trading. If, for example, the Company were to release earnings on Monday prior to 9:30 a.m. Eastern Time, then the Blackout Period would terminate after the close of trading on Tuesday. If the Company were to release earnings on Monday after 9:30 a.m. Eastern Time, then the Blackout Period would terminate after the close of trading on Wednesday. In other words, these persons may only conduct transactions in Company Securities during the “Window Period” beginning the day after the second full trading day following the public release of the Company’s quarterly (including annual as applicable) earnings and ending on the 15th day of the last month of the next fiscal quarter.
18.
Event-Specific Trading Restrictions. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, such persons as designated by the Compliance Officer may not trade Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated persons should refrain from trading in Company Securities prior to the commencement of the Blackout Period. In that situation, the Compliance Officer may notify these persons that they should not trade in the Company’s Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the Compliance Officer has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information.
19.
Exceptions. The quarterly trading restrictions and event-specific trading restrictions described above do not apply to those transactions to which the Policy does not apply, as described therein under the section “Exempt Transactions.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event-specific trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans or non-Rule 10b5-1 trading arrangements as defined in Item 408(c) of Regulation S-K, as described in the Policy under the heading “Rule 10b5-1 Plans.”

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Exhibit 19.1

CERTIFICATION

I certify that:

1.
I have read and understand the Company’s Insider Trading Policy (the “Policy”). I understand that the Compliance Officer is available to answer any questions I have regarding the Policy.
2.
Since [date the Policy became effective]1, or such shorter period of time that I have been an employee, officer or director of the Company, or otherwise subject to the Policy, I have complied with the Policy.
3.
I will continue to comply with the Policy for as long as I am subject to the Policy.

Print name:

Signature:
Date:

1 NTD: To be updated.

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